Exhibit 99.1

AVAX Technologies, Inc. OTCMarket: AVXT.OB For Immediate Release	Contact: Richard P. Rainey President (215) 241-9760

AVAX Technologies Appoints Richard Rainey as Chief Executive Officer

Philadelphia, PA May 31, 2007 - AVAX Technologies, Inc. (OTCMarket: AVXT.OB) today announces the appointment of Mr. Richard Rainey to President and Chief Executive Officer and as a member of the Company’s Board of Directors. As Chief Executive Officer, Mr. Rainey will direct and oversee all aspects of the commercialization and development of AVAX’s universal cancer vaccine platform.

Mr. Rainey joined the Company in 1998 and assumed a number of roles of increasing responsibility before being elected President in November 2003, at which time he became responsible for all operations of the Company. During 2006, he directed the successful conclusion of a Special Protocol Assessment (SPA) Agreement with the U.S. Food and Drug Administration (FDA) through which AVAX is currently conducting a pivotal Phase III Registration clinical trial for M-Vax, the Company’s Autologous Cell Vaccine technology for the treatment of patients with metastatic melanoma. The SPA is a written agreement between AVAX and the FDA regarding the trial design, surrogate endpoints to be used as a basis of filing for accelerated approval of M-Vax and the statistical analysis plan necessary to support the full regulatory approval of M-Vax.

John Prendergast, Executive Chairman of AVAX, stated, “On behalf of the Board of Directors, we are delighted to promote Richard to the position of Chief Executive Officer. Over the past number of years, he has been instrumental in the restructuring of the Company and the implementation of our current clinical and regulatory strategy. We look forward to working with him as we continue to develop our first product, M-Vax, for regulatory approval.”

Richard Rainey stated, “I am very pleased to continue with the advances we have made in re-introducing M-Vax, L-Vax and in the near term O-Vax into clinical development. With the launch of the pivotal Phase III Registration trial for M-Vax, we are embarking upon a new chapter in the development of our vaccine technology. Having the FDA’s agreement as documented in our SPA is critical in the execution of this very important trial. With the launch of our Phase III Registration trial, as well as data being realized from our other two development programs, we believe the Company is poised to create significant value for our shareholders.”

Prior to joining AVAX, Mr. Rainey founded and operated Rainey & Rainey, CPA’s, a full service accounting firm that is registered with the Public Company Audit Oversight Board. During this time Mr. Rainey served as a consultant to a number of pharmaceutical companies including Sanofi Pastuer, Esaia Pharmacueticals and others. Prior to founding Rainey & Rainey, Mr. Rainey worked in the audit and consulting departments of the Big Four Accounting Firm Ernst & Young and its predecessor firm, Arthur Young.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

AVAX’s lead clinical program is its Phase III study of M-Vax, the AC Vaccine designed for the treatment of malignant melanoma. The study design was approved as part of a Special Protocol Assessment agreement with the FDA. M-Vax, and other AC Vaccines, are prepared by attaching a small molecular weight chemical to the patient’s tumor cells by a process known as haptenization. This chemical modification of the tumor cells makes them visible to the patients’ immune system, which allows them to stimulate a T cell-based immune response. Initially, the immune response is directed to the hapten-modified cells, which may be followed by a T cell response to the native, unmodified melanoma cells. In a paper published in International Journal of Cancer, it was shown that M-Vax induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper in a peer-reviewed journal by another clinician who treated patients with their DNP modified tumor cells, using techniques similar to M-Vax, followed by administration of low dose interleukin-2, a response rate of 35% was observed. These results are supported by a paper published in the Journal of Clinical Oncology in February 2004, which reported immunological and clinical outcomes for 214 patients with clinically evident Stage III melanoma treated with M-Vax following surgery. The five-year survival of these high risk patients was 45%, compared with the 20-25% reported in many studies using surgery alone. Moreover, there was a highly statistically significant relationship between overall survival and the development of DTH to patients’ own tumor cells following M-Vax administration.

Except for statements that are historical, the statements in this release are “forward-looking” statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company’s prospects, including (1) the need to obtain additional funding (beyond the proceeds of the April 2007 private offering) in the future to continue to finance the Company’s development plans, (2) the results of clinical and laboratory testing of its vaccine technologies, (3) possible future FDA or AFSSAPS questions regarding the Company’s products and manufacturing processes, (4) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (5) the Company’s ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (6) the Company’s ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX’s public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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